GROUP TRANSPORTATION SERVICES HOLDINGS, INC.
KEY EMPLOYEE EQUITY PLAN

1.           Purpose.

The purpose of this Key Employee Equity Plan (“Plan”) is to encourage ownership of the Common Stock, $.001 par value (“Common Stock”), of Group Transportation Services Holdings, Inc. (the “Company”) by key employees of the Company and its subsidiaries, thereby providing additional incentives to such key employees to improve the business and operating results of the Company and its subsidiaries and, thus, more closely align the interest of such key employees with those of the stockholders of the Company.

2.           Term and Effective Date.

The Plan shall commence on February 29, 2008 (the “Effective Date”) and shall continue through February 29, 2018 (such period hereinafter referred to as the “Term”).

3.           Participants.

The persons eligible to participate in the Plan (“Participants”) shall be those key employees, consultants and directors of the Company and its subsidiaries designated by the Company's Board of Directors (the "Board").

4.           Stock Acquisition.

From time to time over the Term, the Board shall offer to Participants the opportunity to acquire shares of Common Stock, either directly or through the grant of options, in the amount as determined by the Board to be appropriate based on the Participant’s level of responsibility with the Company or any of its subsidiaries.  The purchase price for shares of Common Stock, or the exercise price of options as the case may be, offered under the Plan shall be not less than the fair market value of the Common Stock as of the date of grant, as determined in good faith by the Board.

5.           Administration of the Plan.

The Plan shall be administered by the Board.  Subject to the provisions of the Plan, the Board shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations necessary or advisable for the proper administration of the Plan.  The Board's decisions shall be final and binding on all Participants.  The Board may delegate to any member of the Board or any officer of the Company the administrative authority to interpret the provisions of the Plan.

6.           Shares Reserved.

An aggregate of 2,181.82 shares of Common Stock are reserved for direct sale or grant of options to Participants under this Plan, subject to adjustment as set forth in Section 7 hereof.

7.           Changes in Capitalization; Merger, Liquidation.

The number of shares of Common Stock which may be sold directly or through grant of options to Participants under this Plan may be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Common Stock to holders of outstanding shares of Common Stock or any other increase or decrease in the number of shares of Common Stock outstanding effected without receipt of consideration by the Company.  The existence of the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

8.           Right to Terminate Employment.

Nothing in the Plan shall confer upon any Participant the right to continue as an employee or officer of the Company or any of its subsidiaries or affect the right of the Company or any of its subsidiaries to terminate the Participant’s employment at any time.

9.           Non-Alienation of Benefits.

No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void.

10.         Termination and Amendment of the Plan.

The Board may amend or terminate the Plan at any time.

11.         Choice of Law.

The laws of the State of Delaware shall govern the Plan, to the extent not preempted by federal law.

GROUP TRANSPORTATION SERVICES HOLDINGS, INC.

By:	/s/ Scott Rued
Scott Rued,
Chairman of the Board